                                                                 EXHIBIT 10.19

November 22, 1995

Mr. Allan Toomer
Senior Vice President & General Manager
Tekelec
Network Switching Division
3000 Aerial Parkway
Suite #120
Morrisville, NC 27560

Dear Allan,

                 I am very pleased to offer the following compensation program to you as Senior Vice President and General Manager of Tekelec's Network Switching Division ("NSD"). This package, once accepted by you, will supersede and replace any executory portions of that agreed to in my letter to you dated September 5, 1994 (see attached). I am proposing a longer term commitment through 1997 from both you and Tekelec to supersede the previous arrangement. I believe this is beneficial to both of us because of the potential the EAGLE business offers and the contribution you can continue to make to its success.

                 1. Your base salary will be $203,000 per annum payable $7,807.69 bi-weekly effective October 1, 1995. It will be reevaluated annually each year thereafter based on my recommendations to the Compensation Committee of the Board and subject to final Board approval.

                 2. The terms of your bonus plan for 1995 will be as follows:

                          (a) Up to * of your annual salary based on achievement of 105% of NSD's business plan revenues for 1995 (see attached) and operating income of * or

                          (b) Up to * of your annual salary based on achievement of 110% of NSD's business plan revenues for 1995 and operating income of *.

                 Under these criteria, the aggregate amount of your bonus for 1995 will be determined as follows:

                          o one third of the bonus will be based on achievement of the revenue objective

                          o one third of the bonus will be based on achievement of both the revenue and operating income objectives


________________

* Confidential material has been omitted pursuant to Rule 24b-2 and filed separately with the Securities and Exchange Commission.

Mr. Allan Toomer
Page 2



                          o one third of the bonus will be based on achievement of both the revenue objectives and management objectives set forth in your 1994 review and based on my recommendation to the Board.

                 The bonus plan for each year thereafter will be based on the Tekelec Corporate Executive bonus program recommended annually by me and approved by the Board of Directors.

                 3. The terms of the Early Retirement Bonus Plan outlined in the letter of September 5, 1994, will be amended as follows and will be in lieu of the benefits you are eligible to receive under the Officer Severance Plan. If you elect on or after 1/1/97 and prior to 4/1/97 to retire, or if your employment with Tekelec terminates prior to 4/1/97 as a result of your death or long-term disability, then you receive the following:

                                  A bonus payment equal to 130% of the sum of your then current salary plus the highest annual bonus paid to you by Tekelec in the three calendar years prior to your retirement date. At a minimum this will amount to $300,000.

                          In addition, if your employment with Tekelec terminates prior to 4/1/97 as a result of your death or long-term disability, then all stock options granted to you prior to 9/30/95 under Tekelec's 1984 and 1994 Stock Option Plan which remain unvested at the date of such termination would immediately vest.

                 4. The vesting of the unvested portion of all stock options granted to you prior to September 30, 1995 under Tekelec's 1984 and 1994 Stock Option Plan will accelerate on a "first-in-first-out basis" and become exercisable as follows:

                              December 31, 1995              26,000
                              March 31, 1996                 23,000
                              June 30, 1996                  20,000
                              September 30, 1996             17,000
                              December 31, 1996              10,000
                                                             ------
                                                             96,000

                 5. Provided a successor as General Manager of NSD has been identified and approved by the Board of Directors and upon the effective date of your full-time retirement, then Tekelec will enter into a consulting agreement with you for 6 months for up to 20 hours per week at a rate of $2,500 per week. You will still be eligible for all other Tekelec benefits for which you qualify during this period. This consulting agreement may be extended by mutual agreement.

Mr. Allan Toomer
Page 3



                 6. I will recommend that the Compensation Committee of the Board of Directors grant to you additional Stock Options with an aggregate exercise cost of $300,000, based on 100% of the closing price at November 22, 1995 of Tekelec Common Stock with vesting in 7 quarterly installments to commence 12/31/95 and ending 6/30/97.

                 You will also be eligible for further grants of Stock Options based on my recommendation and subject to the discretion of the Compensation Committee of the Board. There can be no assurance, however, that such recommendations will be made or approved for you.

                 7. In the event of termination of your employment prior to January 1, 1997, you would still be eligible to receive your severance benefits in accordance with the terms of the Officer Severance Plan. In addition, if you are entitled to receive severance benefits under the Officers Severance Plan, all options granted to you prior to September 30, 1995 which remain unvested at the date of termination would immediately vest.

                 Over the next two years there are some significant and exciting goals outlined below that I believe we have agreed you would like to achieve for Tekelec with NSD and Eagle. Obviously, in a rapidly changing environment new business opportunities will evolve that could change these goals and we will keep this under review. *

         o Continue to develop the NSD management team encompassing all major functions of sales, engineering, marketing and customer service. *

         o Continue to develop the EAGLE product line and business to at least $* in revenues and operating income of at least *% in 1997.

         *

                 Although this agreement is subject to Board approval, I do not envision that it will not be approved.

_____________

* Confidential material has been omitted pursuant to Rule 24b-2 and filed separately with the Securities and Exchange Commission.

Mr. Allan Toomer
Page 4


                 Allan, I believe that this compensation program meets both our objectives. I am looking forward to continuing the working relationship we have developed and to the opportunity to build on the success you have achieved for EAGLE and Tekelec. * I look forward to receiving your agreement to the foregoing.

Sincerely,


/s/ Philip J. Alford
- --------------------
Philip J. Alford
President & CEO


Agreed and accepted:

                                           Agreed and accepted effective
/s/ Allan Toomer                           as of November 22, 1995
- ---------------------                      -----------------------
Allan Toomer


cc:      Compensation Committee
         Ronald W. Buckly, Coudert Brothers


______________

* Confidential material has been omitted pursuant to Rule 24b-2 and filed separately with the Securities and Exchange Commission.